Exhibit 16.1

Morgenstern, Svoboda & Baer CPA’s P.C.

January 28, 2010

Securities and Exchange Commission
100 F. Street, N.E.
Washington, D.C. 20549

Re:	Biostar Pharmaceuticals, Inc.
Commission File No. 333-147363

Dear Sir or Madame:

We have read the disclosure of Biostar Pharmaceuticals, Inc. (the “Company”) set forth in Item 4.01, “Changes in Registrant’s Certifying Accountant", of the Company's Current Report on Form 8-K dated on January 22, 2010 (the Current Report) and are in agreement with the disclosure in the Current Report insofar as it pertains to our firm.

Yours very truly,

/s/ Morgenstern, Svoboda & Baer CPA’s P.C.
Morgenstern, Svoboda & Baer CPA’s P.C.
New York, New York